Exhibit 10.3

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (“Amendment”) is dated as of July 26, 2012 by and among DENT-A-MED INC., an Oklahoma corporation, DENT-A-MED RECEIVABLES CORPORATION, a Delaware corporation, and HC RECOVERY, INC., an Oklahoma corporation (collectively the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of May 18, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:

(a) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent, pursuant to Section 6.2:

Collateral Performance Indicator	Advance Rate

Less than or equal to 20%	70%

Greater than 20% but less than or equal to 22%	69%

Greater than 22% but less than or equal to 28%	68%

Greater than 28%	67%

“Applicable Margin” means Four and One Quarter of One Percent (4.25%).

“Maturity Date” means May 18, 2015.

(b) Eligible Receivables. Clause (h) of the definition of Eligible Receivables contained in Section 1.1 of the Loan Agreement is amended and restated as follows:

(h) Receivables with a remaining balance in excess of (i) Ten Thousand One Hundred Dollars ($10,100) for Health Services Receivables and Specialty Bed Receivables, and (ii) Seven Thousand Five Hundred Dollars ($7,500) for Home Exercise Equipment Receivables;

(c) Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated as follows:

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed Five Million Dollars ($5,000,000) without notice, and, in part, in excess of Five Million Dollars ($5,000,000) upon Seven (7) Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full or the Obligations are accelerated following the occurrence of an Event of Default at any time prior to the Maturity Date, Borrowers shall pay a sum equal to One and One Half of One Percent (1.5%) of the Maximum Principal Amount as a prepayment fee, (ii) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any. Notwithstanding the foregoing, in the event any Borrower should enter into a Change of Ownership transaction acceptable to Lenders (as determined in their sole and absolute discretion) and Lenders enter into a modified or new financing with the acquiring Person or Lenders otherwise consents to such Change in Ownership in writing, then the termination fee shall be waived by Lenders.

(d) Allowance for Loan Losses. Section 6.4(c) of the Loan Agreement is amended and restated as follows:

(c) Allowance for Loan Losses. At all times the aggregate value of Borrowers’ allowance for loan losses (inclusive of deferred discounts and merchants’ and providers’ recourse reserves), as calculated in accordance with GAAP, shall not be less than the greater of:

(i) Principal Receivables for the most recent month end multiplied by the rolling twelve (12) month ratio of net charge-offs to average Principal Receivables during such twelve (12) month period;

(ii) Thirteen Percent (13.0%) of Principal Receivables;

(iii) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(e) Collateral Performance Indicator. Section 6.4(e) of the Loan Agreement is amended and restated as follows:

(e) Collateral Performance Indicator. A Collateral Performance Indicator of less than or equal to Twenty Nine Percent (29%).

(f) Arbitration. The parties hereto agree and acknowledge that all jurisdiction, venue and jury trial provisions contained in the Credit Documents are replaced with the following arbitration provision:

(i) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) this document, any credit subject hereto, or any of the Credit Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(ii) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Iowa selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(iii) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (A) foreclose against real or personal property collateral; (B) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (C) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sub-clauses (A), (B) and (C) of this clause (iii).

(iv) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Iowa or a neutral retired judge of the state or federal judiciary of Iowa, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Iowa and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Iowa Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(v) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(vi) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this document or any other Credit Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(vii) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(viii) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to this document and the Credit Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this document and the other Credit Documents or any relationship between the parties.

(g) WFPC. All references to WFPC contained in the Loan Agreement and the other Credit Documents are hereby amended to “Wells Fargo”.

2. Amendment Fee. Upon the effectiveness of this Amendment, Lenders shall have fully earned and Borrowers shall be absolutely and unconditionally obligated to pay to Agent, for the benefit of Lenders, a non-refundable Twenty Thousand Dollars ($20,000) amendment fee (the “Amendment Fee”).

3. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery to Agent by Borrowers and Lenders of this Amendment;

(b) Payment by Borrower to Agent of the Amendment Fee in immediately available funds;

(c) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

4. Representations and Warranties. Borrowers represent and warrant to Agent and Lenders that:

(a) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.

(b) The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of the transactions herein and therein contemplated (i) are and will be within Borrowers’ powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrowers, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which any Borrower is a party or by which any Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of Borrowers.

(c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

5. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, Borrowers hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which a Borrower has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes, and the other Credit Documents occurring prior to the date hereof.

6. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, Borrowers reconfirm the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

7. Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $25,233,188.76, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

8. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

9. Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Clifton C. Scogin
	Name:	Clifton S. Scogin
	Title:	CFO

DENT-A-MED RECEIVABLES CORPORATION

	By:	/s/ Thomas W. Center
	Name:	Thomas W. Center
	Title:	Pres & CEO

HC RECOVERY, INC.

	By:	/s/ T. Warren Center
	Name:	T. Warren Center
	Title:	Pres

AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ William M. Laird
William M. Laird, Senior Vice President

SIGNATURE PAGE TO SECOND

AMENDMENT TO LOAN AND SECURITY AGREEMENT